Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

GAITHERSBURG, MD - August 5, 2016 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the second quarter ended June 30, 2016. For the three months ended June 30, 2016, the company reported a net loss of $1.2 million or $0.06 per share on revenues of $26,000. This compares to a net loss of $1.9 million or $0.11 per share on revenues of $127,000 for the same period in the prior year. For the six months ended June 30, 2016, the company reported a net loss of $3.1 million or $0.16 per share on revenues of $0.3 million. This compares to a net loss of $3.4 million or $0.21 per share on revenues of $0.5 million for the same period in the prior year. The company ended the second quarter of 2016 with $9.6 million in cash and cash equivalents.

“We are pleased that the recent lift of the clinical hold on the CGF166 Phase 1/2 clinical trial by the FDA has allowed our partner Novartis to advance directly into the next patient cohort at a higher dose level,” said Douglas J. Swirsky, president and CEO of GenVec. “Enrollment is underway in the fourth cohort and we are excited about the product’s potential to bring meaningful improvement to patients with severe to profound hearing loss. We believe the trial continues to be on track to be completed in 2017 as previously announced.”

“On the business development front, we continue to see strong interest from potential partners in our AdenoVerse™ gene delivery platform,” Mr. Swirsky continued. “Our proprietary suite of vectors may offer significant advantages for applications in emerging areas such as gene editing and cellular immunotherapy.”

Financial Results for the Three Months and Six Months Ended June 30, 2016

Revenues for the three-month and six-month periods ended June 30, 2016 were $26,000 and $316,000, respectively, which represent decreases of 80% and 41% as compared to $127,000 and $532,000 in the comparable prior year periods.

The decrease in revenue for the three-month period ended June 30, 2016 is primarily attributable to the completion of work under our grant with the National Institutes of Health (NIH) related to our malaria program in March 2016. We recognized $64,000 in revenue under this grant in the second quarter of 2015 with no corresponding revenue in the same period in 2016. Also contributing to the decrease was a reduced work scope under our hearing loss and balance disorders program, which resulted in a $37,000 reduction in revenue in the current period as compared to the same period in 2015.

The decrease in revenue for the six-month period ended June 30, 2016 is primarily attributable to the completion of our contract with the U.S. Department of Homeland Security related to our animal health program in February 2015. We recognized $0.2 million in revenue under this contract in the first half of 2015 with no corresponding revenue in the same period in 2016. Also contributing to the decrease was a reduced work scope under our hearing loss and balance disorders program, which resulted in a $0.1 million reduction in revenue in the current period as compared to the same period in 2015. Partially offsetting these decreases was an increase in revenue from our malaria program of $0.1 million, primarily attributable to our grant with the NIH. As noted previously, work under this grant was completed in March 2016.

Operating expenses were $1.7 million and $3.9 million for the three-month and six-month periods ended June 30, 2016, respectively, which represent decreases of 13% and 1%, respectively, as compared to $2.0 million and $3.9 million in the comparable prior year periods.

General and administrative expenses for the three-month and six-month periods ended June 30, 2016 decreased 12% and 1%, respectively, with expenses of approximately $1.2 million and $2.6 million in 2016 as compared to $1.3 million and $2.6 million, respectively, in 2015. The decreases are primarily attributable to lower expenses for professional services in both the three-month and six-month periods ended June 30, 2016 as compared to the same periods in 2015. For the six-month period ended June 30, 2016, the decrease in expense for professional services was partially offset by higher personnel costs due to the expansion of our workforce by three full-time employees as compared to the same period in 2015.

Research and development expenses for the three-month and six-month periods ended June 30, 2016 decreased 16% and 1%, respectively, with expenses of approximately $0.6 million and $1.3 million in 2016 as compared to $0.7 million and $1.3 million, respectively, in 2015. The decreases are primarily attributable to lower expenses for professional services in both the three- and six-month periods ended June 30, 2016 as compared to the same periods in 2015.

Other income, net for the three-month and six-month periods ended June 30, 2016 was $519,000 and $518,000, respectively, as compared to $6,000 and $13,000, respectively, for the same periods in 2015. The increases in the 2016 periods were due to a $765,000 change in the fair value of the warrant liabilities in connection with our May 10, 2016 registered offering, partially offset by financing expenses of $250,000 related to the offering.

2016 Guidance

For 2016, GenVec continues to anticipate a cash burn between $6.0 million and $6.5 million, exclusive of our May 2016 financing. We believe our existing resources are sufficient to fund operations into 2018.

About GenVec

GenVec is a clinical-stage gene delivery company focused on developing a pipeline of cutting-edge therapeutics and vaccines using its proprietary AdenoVerse™ gene delivery platform. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to its internal and partnered pipeline, the company is also focused on opportunities to license its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy, expansion of the reach of GenVec’s technology platform, and expectations regarding cash burn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in, or implied by, the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators, as well as unexpected business expenses or opportunities.  Further information on the factors and risks that could affect GenVec’s business, financial condition and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

Rena Cohen

(240) 632-5501

ir@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$26	$127	$316	$532

Operating expenses:
General and administrative	1,172	1,327	2,584	2,620
Research and development	568	675	1,305	1,323
Total operating expenses	1,740	2,002	3,889	3,943

Operating Loss	(1,714)	(1,875)	(3,573)	(3,411)

Other income/(expense):
Change in fair value of warrant liabilities	765	-	765	-
Financing expense	(250)	-	(250)	-
Interest and other income, net	4	6	3	13
Total other income, net	519	6	518	13

Net loss	$(1,195)	$(1,869)	$(3,055)	$(3,398)

Basic and diluted net loss per share	$(0.06)	$(0.11)	$(0.16)	$(0.21)
Shares used in computation of basic and diluted net loss per share	20,385	16,540	18,833	16,540

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	June 30, 2016 (unaudited)	December 31, 2015
Cash, cash equivalents and investments	$9,630	$8,676
Working capital	8,790	7,393
Total assets	10,526	9,463
Stockholders’ equity	7,087	7,680

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